Exhibit 99.1

Interactive Intelligence Reports Profitable Second Quarter Financial Results

INDIANAPOLIS, July 27, 2004 – Interactive Intelligence Inc. (Nasdaq: ININ), a global developer of business communications software, today reported revenues of $13.6 million for the second quarter ended June 30.  This was a 13 percent increase over revenues of $12.1 million reported for the second quarter of 2003.

The company reported net income of $304,000, or $0.02 per share for the second quarter of 2004, which compared to a net loss of $3.9 million, or a net loss of $0.25 per share, in the same quarter last year.

For the first quarter of 2004, revenues were $13.7 million, and net income was $120,000, or $0.01 per share.

“We continue to be pleased with our improving profitability,” said president and chief executive officer for Interactive Intelligence, Dr. Donald E. Brown. “Second quarter revenues were roughly equal to the first quarter of the year, as expected, due to seasonality in parts of our services revenue. At the same time, we are very pleased that our software revenues increased to $7.3 million, compared to $7 million in the previous quarter.”

The company added 56 new customers and received orders from 187 current customers.  New and current customers with orders in the second quarter included Bekins Company, Capella University, Clarian Health Partners, EMF Broadcasting, Finish Line, First Tech Credit Union, National Penn Corp., Sabre (South America), Schaller Anderson, State of Tennessee, Union Planters Bank, and Virginia Employment Commission.

In an effort to more quickly penetrate the IP telephony market, Interactive Intelligence recently announced a newly formed subsidiary called Vonexus, which will now be responsible for distribution of its Enterprise Interaction Center® (EIC) - the company’s standards-based all-software IP PBX that’s offered as part of a complete telephony solution for Microsoft-centric small and medium-sized businesses.

In June CT Labs called EIC “easy to install and administer,” “feature-rich,” and, overall, a “high-quality” product based on a test-drive it completed the previous month.

Other announcements included an alliance with Onyx Software to deliver an integrated customer relationship management and contact center solution based on Interactive Intelligence’s Customer Interaction Center® (CIC) software.

The company also announced the official release of CIC 2.3, which was made generally available at the end of June, and includes increases in reliability and scalability, and simplified installation, configuration and maintenance.

Interactive Intelligence topped off the quarter by being named by Network World Magazine among the top 200 domestic public network companies, and was included for the third consecutive year on the Indianapolis Business Journal’s 2004 list of Largest Indianapolis-Area Public Companies.

Interactive Intelligence will host an earnings conference call today at 4:30 p.m. Eastern time (EDT), featuring Dr. Brown and the company’s chief financial officer, Stephen R. Head. There will be a live Q&A session following opening remarks. The teleconference is expected to last approximately 45 minutes.

-More-

To access the teleconference, please dial 1-800-576-7247 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: “Interactive Intelligence Q2 2004 earnings call.”

The teleconference will also be broadcast live on the company’s investor relations’ page at http://www.inin.com/investors. An archive of the teleconference will be posted following the call.

To receive a copy of the earnings release, please call 317.872.3000 and press “4” for investor relations, or e-mail investorrelations@ININ.com.

About Interactive Intelligence Inc.

Interactive Intelligence Inc. (Nasdaq: ININ) is a global developer of business communications software for IP telephony, contact center automation, unified communications, and customer self-service. The company was founded in 1994 and has more than 1,000 customers worldwide. Recent company awards include Network World Magazine’s 2003 Top 200, and Software Magazine’s 2003 Top 500 Global Software and Services Companies. Interactive Intelligence employs approximately 350 people and is headquartered in Indianapolis. The company has 12 offices throughout North America, Europe and Asia. Its telephone number is +1 317.872.3000; on the Web: http://www.ININ.com.

This release contains certain forward-looking statements that involve a number of risks and uncertainties.  Among the factors that could cause actual results to differ materially are the following:  rapid technological changes in the industry; volatility in the market price of the company’s common stock; the company’s ability to achieve profitability, to manage successfully its growth and increasingly complex third party relationships, to maintain successful relationships with its current and any new resellers, to maintain and improve its current products and to develop new products and to protect its proprietary rights adequately; and other factors described in the company’s SEC filings, including the company’s latest annual report on Form 10-K and its quarterly reports on Form 10-Q.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks.  All other trademarks mentioned in this document are the property of their respective owners.

Contacts:

Stephen R. Head

Chief Financial Officer

Interactive Intelligence Inc.

+1 317.715.8412

steve.head@inin.com

Christine Holley

Director, Market Communications

Interactive Intelligence Inc.

+1 317.715.8220

christine.holley@ININ.com

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Interactive Intelligence, Inc.

Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2004	2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,006	$12,461
Short-term investments	—	3,008
Accounts receivable, net	8,483	8,956
Prepaid expenses	1,912	1,958
Other current assets	223	418
Total current assets	25,624	26,801
Property and equipment, net	4,770	5,857
Other assets, net	590	601
Total assets	$30,984	$33,259

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$3,000	$2,800
Accounts payable and accrued liabilities	4,490	4,544
Accrued compensation and related expenses	1,217	1,349
Deferred software revenues	6,057	8,745
Deferred services revenues	11,886	12,030
Total current liabilities	26,650	29,468
Shareholders’ equity:
Preferred stock	—	—
Common stock	158	157
Additional paid-in-capital	65,007	64,696
Accumulated other comprehensive income	87	280
Accumulated deficit	(60,918)	(61,342)
Total shareholders’ equity	4,334	3,791
Total liabilities and shareholders’ equity	$30,984	$33,259

Interactive Intelligence, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenues:
Software	$7,257	$5,772	$14,250	$14,393
Services	6,384	6,335	13,097	12,098
Total revenues	13,641	12,107	27,347	26,491
Cost of revenues:
Software	400	325	893	617
Services	2,775	3,254	5,630	6,440
Total cost of revenues	3,175	3,579	6,523	7,057
Gross profit	10,466	8,528	20,824	19,434
Operating expenses:
Sales and marketing	5,076	4,910	10,104	10,117
Research and development	3,258	3,472	6,536	6,967
General and administrative	1,722	1,356	3,593	2,812
Restructuring and other charges	85	2,690	101	3,138
Total operating expenses	10,141	12,428	20,334	23,034
Operating income (loss)	325	(3,900)	490	(3,600)
Interest income, net	25	43	32	96
Income (loss) before income taxes	350	(3,857)	522	(3,504)
Income taxes	46	43	98	96
Net income (loss)	$304	$(3,900)	$424	$(3,600)

Net income (loss) per share:
Basic	$0.02	$(0.25)	$0.03	$(0.23)
Diluted	$0.02	$(0.25)	$0.03	$(0.23)

Shares used to compute net income (loss) per share:
Basic	15,845	15,600	15,826	15,582
Diluted	16,735	15,600	16,716	15,582

Pro forma net income (loss) (without restructuring and other charges)

Net income (loss)	$304	$(3,900)	$424	$(3,600)
Restructuring and other charges	85	2,690	101	3,138
Pro forma net income (loss)	$389	$(1,210)	$525	$(462)

Pro forma net income (loss) per share:
Basic	$0.02	$(0.08)	$0.03	$(0.03)
Diluted	$0.02	$(0.08)	$0.03	$(0.03)

Shares used to compute pro forma net income (loss) per share:
Basic	15,845	15,600	15,826	15,582
Diluted	16,735	15,600	16,716	15,582